Exhibit 10.1

Summary of R. Greg Smith

Consulting Arrangement

Effective September 1, 2010, we entered into a verbal consulting arrangement with R. Greg Smith, a director of the Company, pursuant to which Mr. Smith is paid $150,000 annually for consulting and advisory services rendered to the Company.